Exhibit 99.1

News Release

For Immediate Release	For Further Information Contact:
November 22, 2006	George Lancaster, Hines
(713) 966-7676
george_lancaster@hines.com
HINES ACQUIRES RIVERFRONT PLAZA IN RICHMOND, VA
Holdings in Firm’s U.S. Core Office Fund Reach 15 Properties

(WASHINGTON, D.C.) — The Washington, D.C. office of Hines, the international real estate firm, announced today that a subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (Core Fund) has acquired Riverfront Plaza in Richmond, VA, from Commerz Grundbesitz-Investmentgesellschaft mbH. The Core Fund is an investment vehicle organized by Hines and Sumitomo Life Realty (N.Y.), Inc. to acquire a geographically diverse portfolio of core office buildings in the U.S.

Riverfront Plaza consists of two, 21-story office buildings — 901 and 951 East Byrd Street — that overlook downtown Richmond’s James River. Designed by HKS, Inc. Architects of Dallas, Riverfront Plaza was completed in 1990. The buildings, which contain a total of 950,475 rentable square feet, are 99 percent leased and serve as headquarters for the investment banking firm Wachovia Securities, and the law firm Hunton & Williams.

“The acquisition of these premiere assets will allow Hines to become a part of one of the fastest growing metropolitan areas in the Mid-Atlantic region,” said Hines Vice President John Harned. “We especially look forward to participating in the continued transformation of the Richmond CBD into a vibrant live-work environment.”

“Riverfront Plaza has the superior tenancy, location, design and construction that we seek,” said Charles Hazen, president of the Core Fund. “We are very pleased to add these prominent buildings to our portfolio.”

Commerz Grundbesitz-Investmentgesellschaft mbH was represented in the sale by Eastdil Secured. Hines represented the Core Fund.

The Core Fund also has an interest in 101 Second Street and the KPMG Building in San Francisco; Golden Eagle Plaza in San Diego; 600 Lexington, 499 Park Avenue and 425 Lexington in New York; One and Two Shell Plazas in Houston; 1200 19th Street NW in Washington, D.C.; Three First National Plaza and 333 West Wacker in Chicago; 720 Olive Way in Seattle; One Atlantic Center in Atlanta; and LNR Warner Center in Los Angeles.

Commerz Grundbesitz Group (CGG), founded by Commerzbank AG — Germany’s second largest bank — is one of Europe’s largest real estate investors. CGG handles all of Commerzbank’s indirect real estate investment activities, including open-ended property funds, REITs, as well as other listed and non-listed real estate vehicles. CGG manages a global real estate portfolio in excess of Euro 13 billion comprising approximately 3.5 million m [2] across 200 commercial properties in 14 countries. Commerz Grundbesitz-Investmentgesellschaft mbH (“CGI”), one of the Group’s capital investment companies, manages the open-ended property funds hausInvest europa and hausInvest global, which have collectively in excess of Euro 9 billion in real estate investments. Riverfront Plaza was held through hausInvest global.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. With offices in 64 U.S. cities and 15 foreign countries and controlled assets valued at approximately $13.5 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information.